UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2014
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 300, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 26, 2014, LifeVantage Corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the "Agreement") with Douglas C. Robinson ("Mr. Robinson"). The Agreement supersedes in its entirety Mr. Robinson's prior employment agreement dated effective as of March 15, 2011 (the "Prior Agreement"). The Prior Agreement would have automatically terminated on June 30, 2014 in accordance with its terms. The Agreement, which is primarily consistent with the Prior Agreement, was effective on March 25, 2014 and will automatically terminate on June 30, 2016 unless extended by mutual written consent of the Company and Mr. Robinson.

The Agreement provides that the Company will continue to pay Mr. Robinson his current base salary of $565,000 per year for his service as President and Chief Executive Officer. Mr. Robinson's base salary may be increased or decreased at the discretion of the Board of Directors. Mr. Robinson will be eligible to participate in any annual incentive bonus plans as approved by the Board of Directors and to receive grants of stock options or other equity awards subject to the terms specified by the board of directors and the Company's stock plan.

Mr. Robinson's employment with the Company is at-will and can be terminated by either Mr. Robinson or the Company upon written notice to the other. If Mr. Robinson’s employment is terminated by the Company without cause or if Mr. Robinson resigns for good reason, Mr. Robinson will be entitled to severance equal to his annual base salary at the time of such termination or resignation. Such severance would be paid to Mr. Robinson in substantially equal monthly installments over the twelve month period following the date of his termination or resignation. The terms "cause" and "good reason" are defined in the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which will be filed as an exhibit to the Company's next periodic report.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 28, 2014	LIFEVANTAGE CORPORATION By: /s/ Rob Cutler Name: Rob Cutler Title: General Counsel